Exhibit 99.1

Specialty Laboratories Announces Third Quarter 2004 Results

Strong Organic Volume Growth; Facility Relocation Proceeding on Schedule

Santa Monica, Calif., October 20, 2004 – Specialty Laboratories, Inc. (NYSE: SP) (Specialty), a leading hospital-focused clinical reference laboratory, today announced results for the third quarter ended September 30, 2004.  Net revenue was $34.6 million for the third quarter 2004, an increase of 16 percent from the third quarter 2003.  Loss per diluted share was $0.10, compared to a loss of $0.10 per diluted share for the third quarter 2003, including one-time charges incurred in the prior year period.

Total testing volume for the third quarter 2004, as measured by patient accessions, was approximately 782,000, increasing more than 24 percent from the approximately 630,000 accessions of the year-ago quarter.

An unusual increase in Specialty’s independent laboratory business during third quarter 2004 accounted for revenues of approximately $750,000.  Excluding this stream of lower-priced work, which Specialty believes is only temporary in nature, testing volume was approximately 726,000 accessions, growing approximately 15 percent from the year-ago quarter.

Excluding this temporary work, Specialty expects that testing volume in the fourth quarter 2004 will range between 700,000 and 710,000, reflecting growth of approximately 12 percent from fourth quarter 2003.  In line with previous estimates, Specialty projects revenue of approximately $132 million to $135 million for the full year 2004.

“The consistent growth of Specialty’s business reflects the mounting recognition in the marketplace of our commitment to the client and the delivery of exceptional quality and convenience,” said Douglas S. Harrington, M.D., chief executive officer of Specialty Laboratories.  “Hospitals look to Specialty for a partner that will support the success of their own operations, enable them with outstanding connectivity solutions, and provide them with the best possible service for their specialized testing needs.  We are proud to be the reference laboratory of choice to a growing number of hospital organizations.

“Top-line growth remains Specialty’s number one business priority.  Specialty continues to deliver steady volume increases while maintaining strong pricing discipline.  We are confident of our ability to build on this accomplishment, particularly in light of our continued success in working with group purchasing organizations and other national accounts.  Most recently, Specialty was selected by Novation, a major group purchasing organization, as an authorized provider of referral testing services to the 2,300 healthcare organizations of VHA and the University HealthSystem Consortium.  We believe that such purchasing agreements strengthen our position to attract new hospital clients.”

“During the third quarter 2004, Specialty completed the move of our administrative IT and client services departments to our new headquarters facility in Valencia, California.  We now look forward to beginning the relocation of our laboratory operations, scheduled to begin in the next several weeks.  Careful attention to regulatory compliance, uninterrupted quality and client service has driven our entire planning process.  We anticipate a smooth relocation process, allowing us to complete the move in its entirety by the end of second quarter 2005, if not sooner.”

Following the completion of the facility consolidation and the termination of move-related costs and duplicative lease obligations, Specialty expects to reach profitability in the second half of 2005.  This projection includes increased fixed costs associated with the operation of Specialty’s new facility.

Financial Highlights

The growth in revenues for the third quarter resulted from a year-over-year increase in testing volume.  Accessions for the third quarter were approximately 782,000, reflecting an increase of approximately 24 percent compared to the year ago quarter.  Testing volume for the third quarter 2004 included an unusual increase in independent laboratory business.  This stream of work, which Specialty believes is temporary, represented approximately 56,000 accessions and $750,000 of $34.6 million in net revenues for the period.

Costs of services were $23.9 million in the third quarter 2004, an increase of approximately $2.6 million, or approximately 12.1 percent, from the prior year’s third quarter.  The year-over-year increase is primarily related to the growth in testing volume.  The increase also reflects costs associated with transportation interruptions caused by the hurricanes on the East coast and temporary shutdowns of Los Angeles International Airport that resulted in laboratory inefficiencies and overtime charges.  Costs associated with outsourced testing were also higher than in previous periods.  In addition, start-up costs related to the temporary influx of independent laboratory work contributed to higher labor and reagent expenses during the period.  For fourth quarter 2004, Specialty expects that costs of services as a percentage of revenue will improve over the third quarter 2004 and will be closer to the results achieved in second quarter 2004.  This amount for the fourth quarter 2004 could be affected by costs related to the new facility that were not previously categorized as costs of services.

Selling, general and administrative expenses (SG&A) were $13.0 million in the third quarter 2004, an increase of $1.1 million, or approximately 9.5 percent, from the prior year’s third quarter.  This increase reflects approximately $600,000 in direct costs related to the Valencia facility, including rent, depreciation on leasehold improvements and estimates for utilities and property taxes.  Specialty also increased its bad debt expense over historical rates by approximately $800,000.  This increase is related to difficulties experienced at one of Specialty’s international clients, combined with lower than expected collections through the third quarter 2004 on account balances from 2003.  Variable SG&A costs associated with volume increases, such as sales commissions and purchasing agreement fees, increased approximately $500,000 over levels of second quarter 2004.  For fourth quarter 2004, Specialty expects that SG&A will range between $13.0 million to $14.0 million, reflecting a full quarter of costs associated with the Valencia facility, variable costs tied to volume growth, and increased investment in the training and development of the sales organization.

Relocation costs were $486,000 during the third quarter 2004.  These costs reflect the expense of moving our administrative operations to Valencia and shutting down our administrative offices in Santa Monica.  As previously indicated, Specialty anticipates that total expenses related to the facility relocation will range between $2.5 million to $3.0 million, the major portion of which will be incurred in fourth quarter 2004 and first quarter 2005, depending on the final timing of the relocation.  Specialty’s facility relocation process began during third quarter 2004 and is expected to continue during fourth quarter 2004 and the first half of 2005.

As a result of the above factors, Specialty incurred an operating loss of $2.8 million in the third quarter 2004 compared to an operating loss of nearly $3.4 million in the third quarter 2003.  Consistent with the first two quarters of 2004, Specialty has not recorded any income tax benefit for the effect of these losses.  However, an income tax benefit of $501,000 was recognized this quarter due to the final resolution of federal and state tax matters related to prior periods.

Cash and investments were approximately $43.6 million as of September 30, 2004, compared to $44.0 million on June 30, 2004.  During the third quarter 2004, Specialty received approximately $15.7 million of cash proceeds related to the sale lease-back of the new headquarters facility in Valencia.  Specialty expects to receive approximately $3.5 million in additional cash payments in the fourth quarter 2004 upon the final completion of construction items and lease-hold improvements.  Capital expenditures for third quarter 2004 were approximately $10.1 million.  Depreciation and amortization for the period totaled approximately $1.6 million.  Days outstanding for accounts receivable were approximately 67.6 days at the end of the third quarter 2004.

Conference Call Information

Specialty Laboratories’ quarterly conference call will be broadcast live on Specialty’s website, www.specialtylabs.com, on October 20, 2004 at 5:15 PM Eastern.  A replay of the call will be accessible on this site through the close of business on October 20, 2005.

About Specialty

Specialty Laboratories performs highly advanced, clinically useful testing services for hospitals, laboratories and physician specialist communities nationwide.  With its extensive menu of clinical tests for the diagnosis and treatment-management of disease, Specialty offers clients a single-source solution for their specialized testing needs.  Because of Specialty’s focus on high complexity, esoteric testing, the company is strategically aligned with its hospital clients and does not compete with them or their outreach programs for routine testing work.  Specialty backs its commitment to outstanding client service with industry-leading, client-focused information technology applications.  Specialty also supports its test offering with distinguished R&D capabilities.  Through internal research programs and technology partnerships, Specialty develops new and enhanced tests for reliable and cost-effective patient assessment. Specialty’s Web address is www.specialtylabs.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, statements concerning the following: our ability to achieve profitability in future periods; anticipated testing volumes, including the temporary nature of the increased independent laboratory business; projections of future revenue; the ability of our agreements with group purchasing organizations to attract new business;  the projected timing of our laboratory relocation to our new Valencia facility, and the costs associated with the relocation; our ability to complete the laboratory relocation smoothly, without disruption to our clients, and in full compliance with all regulatory requirements; the anticipated increased operating costs associated with our new facility; projections of costs of services and SG&A in future periods; and the timing of the receipt of the final payment installment from our sale-leaseback transaction. These forward-looking statements involve known and unknown risks which may cause the company’s actual results and performance to be materially different from the future results and performance stated or implied by the forward-looking statements. In light of the significant uncertainties inherent in the forward-looking information included in this release, the inclusion of such information should not be regarded as a representation by Specialty or any other person that Specialty’s objectives or plans will be achieved. Important factors which could cause our actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” and elsewhere in filings with the Securities and Exchange Commission made from time to time by Specialty Laboratories, including our periodic filings on Forms 10-K, 10-Q and 8-K.

(Tables follow.)

Specialty Laboratories, Inc.

Consolidated Statements of Operations

(Unaudited)

(In thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2004	2003	2004

Net revenue	$29,858	$34,632	$89,194	$99,153
Costs and expenses:
Costs of services	21,342	23,919	64,497	68,775
Selling, general and administrative (exclusive of relocation costs and stock-based compensation charges)	11,888	13,019	33,440	35,665
Relocation costs	0	486	0	486
Stock-based compensation charges	17	1	52	147
Total costs and expenses	33,247	37,425	97,989	105,073

Operating loss	(3,389)	(2,793)	(8,795)	(5,920)

Interest income	(156)	(190)	(549)	(429)
Interest expense	11	101	46	101

Loss before income taxes (benefits)	(3,244)	(2,704)	(8,292)	(5,592)

Provision for income taxes (benefits)	(973)	(501)	(2,689)	(501)

Net loss	$(2,271)	$(2,203)	$(5,603)	$(5,091)

Basic loss per common share	$(0.10)	$(0.10)	$(0.25)	$(0.22)

Diluted loss per common share	$(0.10)	$(0.10)	$(0.25)	$(0.22)

Basic shares	22,331	22,862	22,188	22,782
Diluted shares (a)	22,331	22,862	22,188	22,782

(a)  Potentially dilutive common shares are excluded from the diluted loss per common share calculation because they are antidilutive.

Specialty Laboratories, Inc.

Consolidated Balance Sheet

(In thousands)

	December 31, 2003	September 30, 2004
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$27,563	$23,709
Short-term investments	9,104	4,008
Accounts receivable, net	22,239	25,735
Receivable from sale of property	0	3,500
Refundable income taxes	126	630
Deferred income taxes	1,155	1,155
Inventory	2,729	2,895
Prepaid expenses and other assets	2,680	2,596
Total current assets	65,596	64,228

Property and equipment, net	61,535	32,800
Long-term investments	0	15,902
Deferred income taxes	5,029	5,029
Goodwill, net	5,655	5,655
Other assets	4,738	5,859
	$142,553	$129,473
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$8,834	$6,915
Accrued liabilities	6,261	4,534
Total current liabilities	15,095	11,449
Long-term debt	5,019	0
Long-term liabilities	1,939	1,510
Shareholders’ equity:
Capital stock	103,005	104,303
Retained earnings	17,436	12,345
Deferred stock-based compensation	(13)	0
Accumulated other comprehensive income (loss)	72	(134)
Total shareholders’ equity	120,500	116,514
	$142,553	$129,473

Contact:

Greg Mann

Director, Corporate Communications

Specialty Laboratories

310-586-7261

gmann@specialtylabs.com